Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. REPORTS FISCAL 2016

THIRD QUARTER RESULTS

CHICAGO, December 12, 2016. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today reported its financial results for the fiscal 2016 third quarter, which ended October 29, 2016.

Third Quarter Results

The Company reported consolidated net sales of $312.0 million for the fiscal 2016 third quarter, a decrease of $20.6 million, or 6.2% compared to the fiscal 2015 third quarter. The decrease was attributable to the effect of store closures, an unfavorable foreign currency translation effect of our non-U.S. net sales, a decrease in same store sales and decreased shipments to franchisees, partially offset by an increase in new concession store sales and new store sales. Net sales would have decreased 4.0% excluding the impact of foreign currency exchange rate changes.

Consolidated same store sales decreased 1.6%, with North America same store sales decreasing 1.0% and Europe same store sales decreasing 2.5%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates. For the fiscal 2016 November month, our same store sale percentages for consolidated, North America, and Europe were (0.8)%, (3.1)%, and 3.6%, respectively, and for the fiscal 2016 fourth quarter-to-date period through December 10, 2016, our same store sale percentages for consolidated, North America, and Europe were (4.8)%, (7.0)%, and (0.7)%, respectively.

Consolidated gross profit percentage increased 50 basis points to 46.5% during the fiscal 2016 third quarter versus 46.0% for the prior year quarter. This increase in gross profit percentage consisted of a 50 basis point increase in merchandise margin and a 10 basis point decrease in buying and buying-related costs, partially offset by a 10 basis point increase in occupancy costs. The increase in merchandise margin percentage resulted primarily from lower freight costs and favorable foreign currency exchange rates, partially offset by sales mix. The increase in occupancy costs, as a percentage of net sales, resulted primarily from the deleveraging effect of a decrease in same store sales.

Consolidated selling, general and administrative expenses decreased $5.5 million, or 4.6%, compared to the fiscal 2015 third quarter. As a percentage of net sales, selling, general and administrative expenses increased 60 basis points. Selling, general, and administrative expenses would have decreased $2.8 million excluding a favorable $2.7 million foreign currency translation effect. Besides the foreign currency translation effect, the remainder of the decrease was primarily due to lower compensation and related expenses, partially offset by increased concession store commission expense.

Adjusted EBITDA in the fiscal 2016 third quarter was $37.0 million compared to $39.2 million last year. Adjusted EBITDA would have been $37.2 million excluding both unfavorable foreign currency translation effect and the foreign exchange effect on merchandise margin in the third quarter of 2016. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other items. A reconciliation of net income (loss) to Adjusted EBITDA is attached.

As of October 29, 2016, cash and cash equivalents were $40.5 million. The Company had $0.9 million of availability under its Credit Facilities as of October 29, 2016. The fiscal 2016 third quarter cash balance decrease of $34.8 million from the second quarter consisted of $69.6 million of cash interest payments, $11.2 million of financing fees incurred in connection with an exchange offer and refinancing of revolving credit facilities, $3.8 million of capital expenditures and $6.7 million for tax payments and other items, offset by positive impacts of $37.0 million of Adjusted EBITDA, $11.6 million from a capital contribution from the Company’s parent, $4.0 million from seasonal working capital sources and $3.9 million from net borrowings under the Credit Facilities.

In connection with the Company’s assessment of impairment of goodwill and other indefinite-lived intangible assets, we recorded an estimated goodwill impairment charge of $130.0 million during the 2016 third quarter. The Company also recorded an estimated impairment charge of $9.0 million for identifiable intangible assets and $3.3 million for long-lived assets. These estimated impairment charges should be considered preliminary and subject to change. These estimated impairment charges are non-cash, and do not affect any debt agreements, and do not have any effect on our liquidity or cash flow. The estimated impairment charge will be finalized prior to the filing of the 2016 Annual Report on Form 10-K.

Exchange Offer and Refinancing and Amendment of Credit Facilities

On September 20, 2016, the Company completed a private exchange of certain outstanding indebtedness for new term loan indebtedness, and a related refinancing of its U.S. revolving credit facility (the “U.S. Credit Facility”).

Approximately $573.9 million aggregate principal amount of the Company’s 8.875% Senior Secured Second Lien Notes due 2019, 7.750% Senior Notes due 2020 and 10.50 Senior Subordinated Notes due 2017 was cancelled and replaced by $177.8 million aggregate principal amount of term loans due 2021, consisting of $30.9 million of term loans of the Company and its U.S. subsidiaries, $100.5 million of term loans of a new special-purpose unrestricted subsidiary, and $46.4 million of term loans of the holding company of the Company’s European operations (“Claire’s Gibraltar”). The Company’s total outstanding debt was reduced by approximately $396.1 million, debt maturities were extended and the Company estimates it will realize annual cash interest savings of approximately $24 million. As a result of the Exchange Offer, the Affiliated Holder Exchange and a May 2016 agreement with the Apollo Funds to exchange Subordinated Notes for PIK Subordinated Notes, the Company estimates it will realize annual cash interest savings of approximately $42 million.

In addition, on September 20, 2016, the Company completed a refinancing of its $115.0 million U.S. Credit Facility with (i) to a new ABL Credit Facility maturing February 4, 2019, providing for revolving credit loans, subject to borrowing base availability, in an amount up to $75.0 million less any amounts outstanding under the U.S. Credit Facility, and (ii) a new $40.0 million Claire’s Gibraltar credit agreement maturing February 4, 2019. The availability under the U.S Credit Facility was reduced to an amount equal to $75.0 million less any amounts outstanding under the ABL Credit Facility, the maturity was extended to February 4, 2019 and certain covenants were modified.

Also on September 20, 2016, the Company’s European operating subsidiaries entered into an amendment and restatement of their $50.0 million Europe Credit Facility with HSBC Bank PLC to permit the completion of the exchange and refinancing and also to permit certain distributions of cash to the Company. As amended, the Europe Credit Facility requires a paydown to zero by December 31, 2016 and no borrowings are permitted thereafter unless certain conditions are met, some of which are to be determined by HSBC Bank PLC.

Store Count as of:	October 29, 2016	January 30, 2016	October 31, 2015

North America	1,688	1,741	1,793
Europe	1,081	1,126	1,133

Subtotal Company-operated	2,769	2,867	2,926

Franchise	598	539	530

Total global stores	3,367	3,406	3,456

Concession stores	935	709	703

Conference Call Information

The Company will host its third quarter conference call on December 13, 2016, at 10:00 a.m. (Eastern Time). To connect, please dial 888-455-9658 (domestic) or 517-308-9425 (international). The password is “Claires.” An audio replay will be available through January 14, 2017, by dialing 866-405-7294 (domestic) or 203-369-0606 (international). The password is 131612. The conference call will also be webcast and archived until January 14, 2017 on the Company’s corporate website at www.clairestores.com, where it can be accessed by clicking the “Financial” tab and choosing the “Events” link.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of October 29, 2016, Claire’s Stores, Inc. operated 2,769 stores in 17 countries throughout North America and Europe, excluding 935 concession locations. The Company franchised 598 stores in 28 countries primarily located in the Middle East, Central and Southeast Asia, Central and South America, Southern Africa and Eastern Europe. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 filed with the SEC on April 26, 2016. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

Scott Huckins, Chief Financial Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

THIRD FISCAL QUARTER

	Three Months Ended October 29, 2016	Three Months Ended October 31, 2015
Net sales	$312,041	$332,677
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	166,833	179,724

Gross profit	145,208	152,953

Other expenses:
Selling, general and administrative	112,964	118,442
Depreciation and amortization	14,061	15,464
Impairment of assets	142,271	—
Severance and transaction-related costs	205	200
Other income, net	(3,900)	(2,185)

	265,601	131,921

Operating (loss) income	(120,393)	21,032
Gain on early debt extinguishment	317,323	—
Interest expense, net	47,101	55,296

Income (loss) before income tax (benefit) expense	149,829	(34,264)
Income tax (benefit) expense	(749)	1,675

Net income (loss)	$150,578	$(35,939)

	Nine Months Ended October 29, 2016	Nine Months Ended October 31, 2015
Net sales	$928,860	$1,000,259
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	495,869	531,652

Gross profit	432,991	468,607

Other expenses:
Selling, general and administrative	333,058	347,829
Depreciation and amortization	41,917	45,652
Impairment of assets	142,271	—
Severance and transaction-related costs	1,903	1,027
Other income, net	(5,493)	(4,651)

	513,656	389,857

Operating (loss) income	(80,665)	78,750
Gain on early debt extinguishment	317,323	—
Interest expense, net	157,803	164,760

Income (loss) before income tax expense (benefit)	78,855	(86,010)
Income tax (benefit) expense	(888)	4,216

Net income (loss)	$79,743	$(90,226)

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	October 29, 2016	January 30, 2016
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$40,516	$18,871
Inventories	151,713	151,954
Prepaid expenses	18,502	15,676
Other current assets	27,677	26,254

Total current assets	238,408	212,755

Property and equipment:
Furniture, fixtures and equipment	240,079	245,954
Leasehold improvements	300,340	310,021

	540,419	555,975
Accumulated depreciation and amortization	(397,760)	(383,334)

	142,659	172,641

Leased property under capital lease:
Land and building	18,055	18,055
Accumulated depreciation and amortization	(6,088)	(5,416)

	11,967	12,639

Goodwill	1,171,922	1,301,922
Intangible assets, net of accumulated amortization of $79,016 and $74,683, respectively	457,878	470,227
Other assets	42,483	43,371

	1,672,283	1,815,520

Total assets	$2,065,317	$2,213,555

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Current revolving credit facility	$48,327	$41,059
Current portion of long-term debt	25,742	—
Trade accounts payable	71,056	73,133
Income taxes payable	7,819	6,165
Accrued interest payable	24,492	67,984
Accrued expenses and other current liabilities	76,547	85,225

Total current liabilities	253,983	273,566

Long-term debt	2,071,019	2,351,072
Revolving credit facility	67,871	—
Obligation under capital lease	16,476	16,712
Deferred tax liability	101,206	103,309
Deferred rent expense	34,589	36,144
Unfavorable lease obligations and other long-term liabilities	10,643	12,996

	2,301,804	2,520,233

Commitments and contingencies

Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	630,370	618,831
Accumulated other comprehensive loss, net of tax	(50,747)	(49,239)
Accumulated deficit	(1,070,093)	(1,149,836)

	(490,470)	(580,244)

Total liabilities and stockholder’s deficit	$2,065,317	$2,213,555

Net Income (Loss) Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Thousands)

	Three Months Ended October 29, 2016	Three Months Ended October 31, 2015	Nine Months Ended October 29, 2016	Nine Months Ended October 31, 2015
Net income (loss)	$150,578	$(35,939)	$79,743	$(90,226)
Income tax expense (benefit)	(749)	1,675	(888)	4,216
Interest expense	47,112	55,312	157,828	164,788
Interest income	(11)	(16)	(25)	(28)
Impairment of assets (a)	142,271	—	142,271	—
Gain on early debt extinguishment (b)	(317,323)	—	(317,323)	—
Depreciation and amortization	14,061	15,464	41,917	45,652
Amortization of intangible assets	683	984	2,054	2,534
Stock compensation, book to cash rent (c)	(251)	(64)	(1,613)	2,025
Management fee (d)	1,010	795	2,750	2,385
Other (e)	(419)	987	4,567	5,388

Adjusted EBITDA	$36,962	$39,198	$111,281	$136,734

a)	Represents estimated impairment charges recorded in connection with the Company’s annual assessment of impairment of goodwill and other indefinite-lived intangible assets.

b)	Includes gain on early debt extinguishment in connection with the completion of a private exchange of notes for term loan debt and write-off of unamortized debt financing costs associated with the refinancing of the former U.S Credit Facility.

c)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

d)	Includes: the management fee paid to Apollo Management and Cowen and Company LLC, formerly Morgan Joseph Tri-Artisan Capital Partners.

e)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures and non-cash asset write-offs; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; store pre-opening costs; and severance and transaction related costs.